Exhibit 99.1
May 20, 2010
Dear Shareholder:
Enclosed you will find the 2009 Annual Report including audited financial statements of The National Bank of Indianapolis Corporation for the year ended December 31, 2009. The financial statements were audited by the accounting firm of Crowe Horwath LLP and contain an unqualified opinion. As you review the financial results of 2009, please note that the Corporation finished the year with total assets of over $1.233 billion. This compares to total assets of $1.118 billion in 2008.
As a result, The National Bank of Indianapolis moved up one spot to become the 12th largest Indiana bank, based on asset size. We have passed a total of over 200 banks in our sixteen years of existence.
In addition, your Corporation remained profitable during this very difficult and challenging past year. Net income for 2009 was $112,000 compared to the 2008 profit of $3,784,000. On a fully diluted basis, earnings per share totaled $0.05 per share, compared to $1.58 in 2008.
Moving to the first quarter of 2010, we are pleased to report that the Corporation’s total assets exceeded $1.278 billion. The Corporation also recorded a profit of $622,000 or $0.26 per share for the first quarter of 2010 compared to $845,000 or $0.36 per share one year ago.
Some aspects of growth were evident in the first quarter of 2010. While loans dropped 2% to $870 million, deposits grew 6% to $1.083 billion. Fee income decreased slightly to $2,933,000 for the quarter. A 50% increase in FDIC insurance premiums also affected profits in the quarter.
Results for the first quarter of 2010 also included a provision for loan losses of $1,235,000 in relation to our first quarter net charge-offs of $193,000, further increasing our reserve. Our reserve now stands at over $14,700,000, which we believe is prudent in light of continued weakness in the economy.
Turning to the growth and expansion of your Bank, our newest Banking Center is now open at 116th and Olio Road in the north Geist area. Our analysis indicates that this Banking Center is located in a very desirable demographic market that is rich with target market prospects. We anticipate future success in this attractive market with our high levels of personal service and our distinctive, elegant banking office.

Enclosed with this letter you will also find a Proxy Statement and proxy form. With the Financial Statements, Annual Report and Proxy Statement, we have endeavored to provide substantial information concerning the Corporation and the Bank. By Indiana Law, we are required to hold an annual meeting of shareholders. This meeting will take place on June 17, 2010 at 3:00 p.m. at the Bank’s headquarters. The agenda will be very short. It is our intent to tally the proxies and formally transact only the business set forth in the Proxy Statement. We value your time and suggest for your convenience that you participate by reading the materials and sending in your proxy card. Please feel free to call us if you have any questions. If you do wish to attend the meeting, please let us know and we will make space available.
In summary, we believe that the Bank remains strong, stable and well-positioned to meet the many challenges of 2010.
As always, we appreciate your support as both shareholders and clients of the Bank and we welcome all additional business and referrals that you are able to provide.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FIRST QUARTER 2010 HIGHLIGHTS
Selected Balance Sheet Information

	March 31, 2010	March 31, 2009	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,278,551	$1,186,791	$1,233,630
Loans	870,094	883,654	864,722
Reserve for Loan Losses	(14,759)	(12,471)	(13,716)
Investment Securities	154,164	135,126	162,218
Total Deposits	1,083,021	1,024,304	1,052,065
Shareholders’ Equity	74,220	72,809	73,031
Selected Income Statement Information

	Three Months Ended March 31,
(in thousands)	2010	2009
Net Interest Income	$9,221	$8,508
Provision for Loan Losses	1,235	1,250
Non-Interest Income	2,933	3,003
Non-Interest Expense	10,222	9,210
Pretax Income	697	1,051
Net Income	622	845
Selected Per Share Information

	Three Months Ended March 31,
	2010	2009
Basic Earnings per share	$0.27	$0.37
Diluted Earnings per share	$0.26	$0.36
Book Value per share	$32.16	$31.73